Exhibit 23.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to:

•

the use of our report dated August 9, 2023 with respect to the consolidated balance sheets as at October 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred shares and shareholders’ deficit and cash flows for the three years ended October 31, 2022, and the related notes, of enGene Inc., included herein;

•

the use of our report dated August 9, 2023 with respect to the balance sheet as at July 31, 2023, the related statements of operations and comprehensive loss, redeemable common shares and shareholder’s deficit and cash flows for the period from April 24, 2023 (inception) to July 31, 2023 and the related notes, of enGene Holdings Inc., included herein; and

•	the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

December 15, 2023

Montréal, Canada

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